                             MEMORANDUM OF AGREEMENT

      This Memorandum of Agreement is entered into as of this 1st day of August, 2004 between AIM Investment Securities Funds (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

      For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

      The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding interest; taxes; dividends on short sales; extraordinary items (these are expenses that are not anticipated to arise from a Fund's day-to-day operations), as defined in the Financial Accounting Standard's Board's Generally Accepted Accounting Principles or as approved by each Fund's Board of Trustees; expenses related to a merger or reorganization, as approved by each Fund's Board of Trustees; and expenses that a Fund has incurred but did not actually pay because of expense offset arrangements, if any) of a class of a Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the date set forth on Exhibit "A" only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

      The Trust and AIM agree to review the then-current waivers or expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers or limitations, or the Trust and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Trust and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

      It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

      IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                      AIM Investment Securities Funds, on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                      By: /s/ Robert H. Graham
                                          --------------------------------------

                                      Title: President
                                             -----------------------------------

                                      A I M Advisors, Inc.

                                      By: /s/ Mark H. Williamson
                                          --------------------------------------

                                      Title: President
                                             -----------------------------------

                                   EXHIBIT "A"

                         AIM INVESTMENT SECURITIES FUNDS

FUND                             EXPENSE LIMITATION     COMMITTED UNTIL
----                             ------------------     ---------------
AIM Short Term Bond Fund
      Class A                          0.95%             July 31, 2005
      Class C                          1.20%             July 31, 2005
      Class R                          1.10%             July 31, 2005
      Institutional Class              0.60%             July 31, 2005

AIM Total Return Bond Fund
      Class A                          1.25%             July 31, 2005
      Class B                    (See Note 1 below)      July 31, 2005
      Class C                    (See Note 1 below)      July 31, 2005
      Class R                    (See Note 1 below)      July 31, 2005
      Institutional Class        (See Note 1 below)      July 31, 2005

NOTE 1: The amount equal to Total Annual Fund Operating Expenses (as calculated in the Fund's financial statements less expense exclusions listed in the Memorandum of Agreement) less the basis point amounts necessary to limit Class A shares' Total Annual Fund Operating Expenses to 1.25%.